Exhibit 99.1

Rudolph Concludes Patent Infringement Lawsuit Against Camtek
Agreement will end ongoing litigation and close intellectual property claims
Wilmington, Mass. (July 31, 2017)—Rudolph Technologies, Inc. (NYSE: RTEC), a leading provider of process characterization equipment, lithography equipment and software for wafer fabs and advanced packaging facilities, announced today that it has reached a comprehensive patent settlement with Camtek, Ltd. in the ongoing patent infringement lawsuits between the two companies. Under the terms of the settlement agreement, the parties will dismiss all current litigation matters and Camtek will pay to Rudolph a one-time payment of $13 million. The parties have also entered into a covenant not to sue one another related to the three patents at issue in the lawsuits and also not to sue one another for any cause of action for a period of three years anywhere in the world.
“This agreement brings to a close the long-running dispute between Rudolph and Camtek relating to Rudolph’s patents on semiconductor inspection technology,” said Robert Koch, vice president and general counsel for Rudolph. “We are gratified to close this chapter as we continue to focus on innovative disruptive technologies that enable a smarter, more connected world.”
The dispute over patent infringement began in 2005 and has included multiple claims of misappropriation of Rudolph’s proprietary, patented technology as well as violations of an injunction on sales of certain Camtek products. In 2016, a Federal Court of Appeals confirmed a lower court’s favorable judgement related to the initial lawsuit between the companies and awarded Rudolph damages in excess of $14.5 million. The present settlement resolves each of the remaining lawsuits currently pending.
For more information about Rudolph’s systems and software, please visit www.rudolphtech.com.
About Rudolph Technologies
Rudolph Technologies, Inc. is a leader in the design, development, manufacture and support of defect inspection, lithography, process control metrology, and process control software used by semiconductor and advanced packaging device manufacturers worldwide. Rudolph delivers comprehensive solutions throughout the fab with its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market of their devices. Headquartered in Wilmington, Massachusetts, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company’s website at www.rudolphtech.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) related to the protection of its intellectual property as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph’s control. Such factors include, but are not limited to, results of future litigation and the challenges presented related to the enforcement of its patents. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph’s Form 10-K report for the year ended December 31, 2016 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph’s current expectations, the company cannot guarantee any related future results, levels of activity, performance or achievements.

Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

Contacts:
Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Mike Sheaffer
978.253.6237
mike.sheaffer@rudolphtech.com

Trade Press:
Amy Shay
952.259.1794
amy.shay@rudolphtech.com